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                                                                    EXHIBIT 23.4

             CONSENT OF KOST FORER & GABBAY, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-37978) and related Prospectus of Terayon Communication Systems, Inc. for the registration of 3,866,468 shares of its common stock and to the incorporation by reference therein of our reports dated February 20, 2000 (except for Note 1c, as to which the date is April 18, 2000), with respect to the financial statements of ComBox Ltd. included in Terayon Communication Systems, Inc.'s Current Report on Form 8/KA filed with the Securities and Exchange Commission.


                                        /s/ Kost Forer and Gabbay
                                   Certified Public Accountants (Israel)
                                   A Member of Ernst & Young International


Tel-Aviv, Israel
June 26, 2000